Exhibit 99.2

北京大成（广州）律师事务所 广州市珠江新城珠江东路6号 周大福金融中心14层、15层（07-12）单元 邮编：510623	14/F, 15/F(Unit 07-12), CTF Finance Centre, No.6,Zhujiang East Road, Zhujiang New Town Guangzhou510623 China

dentons.cn

October 20, 2020

Baosheng Media Group Holdings Limited (the “Company”)

Room 901, Block B, Jinqiu International Building

No. 6 Zhichun Road, Haidian District

Beijing, People’s Republic of China

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”) and are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof. For the purpose of this opinion (this “Opinion”) only, the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We are acting as the PRC counsel for the Company, a company incorporated under the laws of the Cayman Islands solely in connection with (i) the proposed initial public offering (the “Offering”) of ordinary shares of the Company, par value US$0.0005 per share (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

A. Documents and Assumptions

In rendering this Opinion, we have examined originals or copies of the due diligence documents and other materials provided to us by the Company and the PRC Subsidiaries (as defined below), and such other documents, corporate records and certificates issued by the relevant Governmental Agencies (as defined below) in the PRC (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that (the “Assumptions”):

(i) all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii) each of the parties to the Documents, other than the PRC Subsidiaries, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

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(iii) unless otherwise indicated in the Documents, the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv) the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(v) all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Subsidiaries in connection with this legal opinion are true, correct and complete; and

(vi) each of the Documents governed by laws other than the PRC Laws is legal, valid, binding and enforceable in accordance with their respective governing laws in all material respects.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

“Baosheng BVI”	means Baosheng Media Group Limited, a BVI (as defined below) business company incorporated with limited liability under the laws of the BVI.
“Baosheng Hong Kong”	means Baosheng Group’s wholly owned subsidiary, Baosheng Media Group (Hong Kong) Holdings Limited, a Hong Kong company with limited liability.
“Baosheng Technology”	means Baosheng Technology (Horgos) Company Limited, a limited liability company established in the PRC and a direct wholly-owned subsidiary of Beijing Baosheng.
“Beijing Baosheng” or “WFOE”	means Beijing Baosheng Technology Company Limited, a limited liability company established in the PRC and a direct wholly-owned subsidiary of Baosheng Hong Kong.
“BVI”	Means the British Virgin Islands.
“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.
“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.
“Horgos Baosheng”	Means Horgos Baosheng Advertising Company Limited, a limited liability company established in the PRC and a direct wholly-owned subsidiary of Beijing Baosheng.
“Kashi Baosheng”	Means Kashi Baosheng Information Technology Company Limited, a limited liability company established in the PRC and a direct wholly-owned subsidiary of Beijing Baosheng.
“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration for Foreign Exchange, on August 8, 2006, and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.
“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this Opinion.
“PRC Subsidiaries”	means all entities incorporated in the PRC as listed on Appendix A hereto, and each, a “PRC Subsidiary.”
“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

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C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)	Corporate Structure. Based on our understanding of the current PRC Laws, (a) the ownership structure of the PRC Subsidiaries, both currently and immediately after giving effect to this Offering, will not result in any violation of PRC laws or regulations currently in effect; (b) Baosheng BVI is a direct wholly owned subsidiary incorporated in the BVI, Baosheng Hong Kong is a direct wholly owned subsidiary of Baosheng BVI and an indirect wholly owned subsidiary of the Company. In January 2019, Baosheng Hong Kong acquired 100% equity interest in Beijing Baosheng. Horgos Baosheng, Kashi Baosheng and Baosheng Technology are all wholly owned and controlled by Beijing Baosheng. According to the “Special Management for Foreign Investment Access (Negative List) (2020 Version)”, the Company’s business operation is not subject to regulatory restrictions by foreign-invested enterprises. As of the date of this Opinion, the Company has obtained all material licenses, permits or approvals from the regulatory authorities in China that are required for its business undertakings.

Each of the PRC Subsidiaries has been duly organized and is validly existing as a limited liability company with full legal person status, and has received all relevant approvals for its establishment to the extent such approvals are required under applicable PRC Laws. Each of the PRC Subsidiaries has the capacity and authority to own assets, to conduct businesses, and to sue and be sued in its own name under the PRC laws. The articles of association, business license and other constitutional documents (if any) of each PRC Subsidiaries comply with the requirements under applicable PRC Laws in all material respects, and have been approved by the competent Governmental Agencies to the extent such approval is required, and are in full force and effect. To the best of our knowledge after due inquiry, none of the PRC Subsidiaries has taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for any adverse suspension, withdrawal, revocation or cancellation of any of its Governmental Authorizations.

However, since the licensing requirements within the online advertising industry, particularly in China, are constantly evolving and subject to the interpretation of the competent authorities, the Company may be subject to more stringent regulatory requirements due to changes in the political or economic policies in the relevant jurisdictions or the changes in the interpretation of the scope of internet culture business. We cannot assure that the Company will be able to satisfy such regulatory requirements and we may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future.

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(2)	M&A Rule. Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, given that the time Baosheng Hong Kong acquired 100% equity of Beijing Baosheng, Beijing Baosheng was already a foreign-invested enterprise. According to the guidance manual for foreign investment access management (2008 Edition), the established foreign-invested enterprises that transfer equity to foreign parties do not refer to M&A Rules, regardless of whether there is a relationship between the Chinese and foreign parties, whether the foreign party is an original shareholder or a new investor. We are of the opinion that the Company is not required to obtain the approval under the M&A Rules for the Offering and the listing and trading of the Ordinary Shares on the Nasdaq Capital Market.

(3)	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or sovereignty, national security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(4)	Taxation. The statements made in the Registration Statement under the caption “Taxation”, with respect to the PRC tax laws and regulations, constitute true and our opinions on such matters described therein in all material aspects.

(5)	Statements in the Prospectus. All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Business”, “Regulations”, and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, constitute our opinions on such matters in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

D. Qualifications

Our opinions expressed above is subject to the following qualifications (the “Qualifications”):

(1)	Our opinions are limited to the PRC laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

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(2)	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(4)	This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinion stated above.

(5)	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiaries and PRC government officials.

(6)	This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

The opinions expressed herein are solely for the benefit of the Company and investors should consult their own advisors or counsel, particularly with respect to the personal consequences of the investment, which may vary for investors in different situations. We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

[SIGNATURE PAGE FOLLOWS]

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Yours faithfully,

/s/ Dentons Law Offices, LLP (Guangzhou)

Dentons Law Offices, LLP (Guangzhou)

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Appendix A

List of PRC Subsidiaries

1. Beijing Baosheng Technology Company Limited（北京宝盛科技有限公司）

2. Horgos Baosheng Advertising Company Limited（霍尔果斯宝盛广告有限公司）

3. Kashi Baosheng Information Technology Company Limited（喀什宝盛信息技术有限公司）

4. Baosheng Technology (Horgos) Company Limited（宝盛科技（霍尔果斯）有限公司）

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